EXHIBIT 4.36

Private and Confidential

DATED 12 July 2023

ANTWERP SHIPPING LTD

BUSAN SHIPPING LTD

KEELUNG SHIPPING LTD

and

OAKLAND SHIPPING LTD (1)

- and -

PIRAEUS BANK S.A. (2)

___________________________________

FACILITY AGREEMENT

in respect of a loan of

up to USD40,000,000

____________________________________

PIRAEUS

Index

Clause		Page

1	PURPOSE, DEFINITIONS AND CONSTRUCTION	1
2	THE COMMITMENT AND CANCELLATION	18
3	INTEREST AND INTEREST PERIODS	19
4	REPAYMENT AND PREPAYMENT	22
5	FEES AND EXPENSES	24
6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS	25
7	REPRESENTATIONS AND WARRANTIES	28
8	UNDERTAKINGS	32
9	CONDITIONS	42
10	EVENTS OF DEFAULT	43
11	INDEMNITIES	46
12	UNLAWFULNESS, INCREASED COSTS AND BAIL-IN	47
13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS	49
14	ACCOUNTS	51
15	ASSIGNMENT, TRANSFER AND LENDING OFFICE	52
16	NOTICES AND OTHER MATTERS	53
17	GOVERNING LAW	55
18	JURISDICTION	55
19	BORROWERS’ OBLIGATIONS	57
SCHEDULE 1 FORM OF DRAWDOWN NOTICE		59
SCHEDULE 2 CONDITIONS PRECEDENT		60
SCHEDULE 3 FORM OF COMPLIANCE CERTIFICATE		65
EXECUTION PAGE		66

THIS AGREEMENT dated __12__ July 2023 is made BY and BETWEEN:

(1)         ANTWERP SHIPPING LTD, BUSAN SHIPPING LTD, KEELUNG SHIPPING LTD and OAKLAND SHIPPING LTD as joint and several Borrowers; and

(2)         PIRAEUS BANK S.A. as Lender.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	Purpose, definitions and construction

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrowers a loan facility of up to USD40,000,000 in one advance for the purposes of (A) enabling the Borrowers to repay all amounts outstanding under the Existing Loan Agreements and (B) in respect of any balance, providing the Borrowers with working capital to cover the general corporate needs of the Borrowers.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Applicable Margin” means

i.	in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, 2.25% (two point two five per cent) per annum; and

ii.	in respect of the part of the Loan equivalent the Pledged Deposit Amount, zero point nine zero per cent (0.90%) per annum;

“Approved Broker” means such second-hand ship sale and purchase broker as the Lender may agree is an Approved Broker for the purposes of this Agreement;

“Approved Charter” means Approved Charter A, Approved Charter B, Approved Charter C, Approved Charter D or such other charterparty acceptable to the Lender;

“Approved Charter A” means, the charter dated 27 July 2021 (as amended and/or supplemented and/or novated from time to time) made between Busan as owner and Maersk Line A/S as charterer in respect of Vessel A;

“Approved Charter B” means, the charter dated 10 June 2020 (as amended and/or supplemented and/or novated from time to time) made between Antwerp as owner and Hapag-Lloyd AG of Hamburg, Germany as charterer in respect of Vessel B;

“Approved Charter C” means, the charter dated 18 November 2021 (as amended and/or supplemented and/or novated from time to time) made between Oakland as owner and Zim Integrated Shipping Services Ltd as charterer in respect of Vessel C;

“Approved Charter D” means, the charter dated 25 April 2023 (as amended and/or supplemented and/or novated from time to time) made between Keelung as owner and RCL Feeder Pte Ltd as charterer in respect of Vessel D;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

“Balloon Instalment” has the meaning given to it in clause 4.1.1, as the same may reduce from time to time;

“Banking Day” means:

i.	a day on which banks are open in Athens and Piraeus (excluding Saturdays and Sundays);

ii.	in respect of a day on which a payment is required to be made under a Security Document, a day on which banks are open in New York City (excluding Saturdays and Sundays);

iii.	a day on which banks are open in each country or place where a payment is required to be made under a Security Document (excluding Saturdays and Sundays); and

iv.	(in relation to the fixing of an interest rate) a day which is a US Government Securities Business Day;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrowers” means each of Antwerp Shipping Ltd (“Antwerp”), Busan Shipping Ltd (“Busan”), Keelung Shipping Ltd (“Keelung”) and Oakland Shipping Ltd (“Oakland”), each a company incorporated in the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands, and in the plural means all of them;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Lender at any time and from time to time as having been incurred by the Lender in maintaining or funding the Loan or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:

i.

any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1, or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

ii.	the Borrowers failing or being incapable of drawing the Loan after the Drawdown Notice has been given;

“Casualty Amount" means seven hundred and fifty thousand Dollars (USD750,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of Approved Charter A, Approved Charter B, Approved Charter C, Approved Charter D and any Extended Employment Contract required to be executed hereunder by any Owner in favour of the Lender (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Lender may require in its sole discretion;

“Classification” means, in relation to each Mortgaged Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Mortgaged Vessel, any classification society which is a member of the International Association of Classification Societies which the Lender shall, at the request of the Borrowers, have agreed in writing shall be treated as the classification society in relation to such Mortgaged Vessel for the purposes of the relevant Ship Security Documents;

“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Commitment” means forty million Dollars (USD40,000,000) which the Lender is obliged to lend to the Borrowers under this Agreement, as such amount may be reduced and/or cancelled under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officer of the Corporate Guarantor;

“Compulsory Acquisition” means, in respect of a Mortgaged Vessel, requisition for title or other compulsory acquisition including, if that Mortgaged Vessel is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; "Relevant Period" means for the purposes of this definition of Compulsory Acquisition either (i) one (1) calendar month or, (ii) in respect of pirates, hijackers, terrorists or similar persons, if relevant underwriters confirm in writing (in terms satisfactory to the Lender) prior to the end of such one (1) month period that such capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation will be fully covered by the Owner’s relevant insurances, the shorter of twelve (12) months after the date upon which the relevant incident occurred and such period at the end of which the relevant cover expires;

“Corporate Guarantee” means the unconditional, irrevocable and on demand guarantee of the obligations of the Borrowers under this Agreement required to be executed by the Corporate Guarantor in favour of the Lender in such form as the Lender may require;

“Corporate Guarantor” means Euroseas Ltd., a corporation listed on NASDAQ and incorporated in the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of (i) 12 July 2023 or such later date as the Lender may agree in its sole discretion and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings” means, in respect of a Vessel, all moneys whatsoever from time to time due or payable to its Owner during the Facility Period arising out of the use or operation of that Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to that Owner in event of requisition of its Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) of any charterparty or other contract (including any contract of affreightment) for the employment of that Vessel (including any proceeds under any loss of hire insurance, if applicable);

“Earnings Account” means, in respect of each Borrower, an interest bearing USD current account opened or (as the context may require) to be opened by such Borrower with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be an Earnings Account for the purposes of this Agreement, and in the plural means all of them;

“Earnings Account Pledge” means, in respect of each Earnings Account, a first priority pledge required to be executed hereunder between the Borrower which is the owner thereof and the Lender in respect of such Borrower’s Earnings Account in such form as the Lender may require, and in the plural means all of them;

“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to a Vessel;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention having a similar effect, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person (excluding preferential payment rights granted by preferred shares);

“Environmental Affiliate” means any agent or employee of any Borrower, the Manager or any other Group Member or any other person having a contractual relationship with any Borrower, the Manager or any other Group Member in connection with any Mortgaged Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Mortgaged Vessel;

“Environmental Approvals” means all authorisations, consents, licences, permits, exemptions or other approvals required under applicable Environmental Laws;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from any Relevant Ship; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship which involves collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Ship, the Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Ship and where such Relevant Ship is actually or potentially liable to be arrested as a result and/or where the Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Existing Loan Agreements” means:

(a)

a loan agreement dated 8 November 2019 (as amended by a supplemental agreement dated 16 July 2020) made between the Borrowers as joint and several borrowers and the Lender as lender in respect of a term loan facility of (originally) up to USD32,000,000; and

(b)	a loan agreement dated 26 November 2021 made between the Borrowers as joint and several borrowers and the Lender as lender in respect of a revolving loan facility of (originally) up to USD16,500,000;

“Extended Employment Contract” means, in respect of a Mortgaged Vessel and at any relevant time, any bareboat charterparty (irrespective of the duration of such charterparty) or any time charterparty or other contract of employment of such ship (including the entry of a Vessel in any pool) which has a remaining tenor exceeding nine (9) months (including any options to renew or extend such tenor) at such time;

“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by FATCA;

“FATCA Exempt Party” means a party to a Security Document that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Flag State” means in respect of each Vessel, the country, which is acceptable to the Lender, on whose flag such Vessel is or is to be registered in the ownership of her Owner;

“General Assignment” means, in respect of each Mortgaged Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Lender in such form as the Lender may require, and in the plural means all of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means, at any relevant time, the Corporate Guarantor and its Subsidiaries (including the Borrowers);

“Group Member” means any member of the Group;

“HMT” means His Majesty’s Treasury;

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary;

“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Insurances” means, in respect of a Vessel, all policies and contracts of insurance (which expression includes all entries of that Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of that Owner, or in the joint names of that Owner and the Mortgagee or otherwise) in respect of that Vessel or otherwise howsoever in connection with that Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);

“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than three (3) months, the date falling at the end of each successive period of three (3) months from the start of such Interest Period;

“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 (Selection of Interest Periods) and 3.3 (Determination of Interest Periods);

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period for that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:

i.

‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and

ii.

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to a Mortgaged Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to that Mortgaged Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Mortgaged Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any fiscal year of the Corporate Guarantor, the latest annual audited consolidated accounts of the Corporate Guarantor;

“Lender” means Piraeus Bank S.A. having its registered office at 4 Amerikis Street, 105 64 Athens, Greece, acting through its branch at 170 Alexandras Ave., 115 21 Athens, Greece (fax no. +30 210 373 9783);

“Lightweight” means, in respect of each Mortgaged Vessel, the lightweight tonnage of that Mortgaged Vessel as provided in (i) that Mortgaged Vessel’s capacity plan or (ii) at the Lender’s discretion that Mortgaged Vessel’s trim and stability booklet;

“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lender under this Agreement at any relevant time;

“Loan Facility” means the loan facility provided by the Lender on the terms and subject to the conditions of this Agreement in an amount not exceeding the least of (i) forty million Dollars (USD40,000,000) and (ii) 50% of the aggregate Valuation Amount of the Vessels (to be determined no more than 15 days prior to the Drawdown Date) or, as the context requires, the amount thereof outstanding from time to time;

“Management Agreement” means, in respect of each Mortgaged Vessel, the agreement between the relevant Owner and the Manager, in a form approved by the Lender, and in the plural means all of them;

“Manager” means Eurobulk Ltd., a corporation incorporated in Liberia with its registered address at 80 Broad Street, Monrovia, Liberia and having its place of business at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece, or any other commercial and/or technical manager appointed by the relevant Owner, with the prior written consent of the Lender, as the manager of its Vessel;

“Manager's Undertaking” means, in respect of each Mortgaged Vessel, the undertaking and assignment of insurances required to be executed hereunder by the Manager in favour of the Lender in such form as the Lender may require and in the plural means all of them;

“Material Adverse Effect” means a material adverse effect on (i) the Lender’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document to which it is a party or (iii) the value or nature of the financial condition of any Security Party (other than the Manager);

“Maturity Date” means the date falling 48 months after the last Drawdown Date;

“MII & MAP Policy” means a mortgagee’s interest and (if required by the Lender) pollution risks insurance policy (including, but not limited to, additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Lender on or before the Drawdown Date to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Lender in its sole discretion, insuring an aggregate sum of at least one hundred and ten per cent (110%) of the Loan in respect of mortgagee’s interest insurance and one hundred and ten per cent (110%) of the Loan in respect of additional perils (pollution) cover, each determined as at the date such insurances are effected or, as the case may be, renewed;

“Money Laundering” has the meaning given to it in Article 1 of the Directive (EU) 2015/849 of the European Parliament and of the Council of the European Union of 20 May 2015;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no the Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:

(a)	in relation to each of Vessel A and Vessel B, the first preferred Marshall Islands mortgage of such Vessel required to be executed hereunder by the Owner thereof; and

(b)	in relation to each of Vessel C and Vessel D, the first priority Cypriot statutory mortgage and deed of covenant collateral thereto required to be executed hereunder by the Owner thereof,

each of which to be in such form as the Lender may require in its sole discretion, and in the plural means all of them;

“Mortgaged Vessel” means, at any relevant time, a Vessel which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Lender pursuant to clause 4.3 or 4.4 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period;

“NASDAQ” means the stock exchange run by the US National Association of Securities Dealers with the main exchange located in the United States of America, originally an acronym for the National Association of Securities Dealers Automatic Quotations;

“Net Worth” means by reference to the Latest Accounts, the Total Assets less Total Liabilities of the Group;

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in respect of each Vessel, the Borrower which is the owner thereof;

“Permitted Encumbrance” means any Encumbrance in favour of the Lender created pursuant to the Security Documents; any Encumbrance created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrowers or any of them are actively prosecuting or defending such proceedings or arbitration in good faith; Encumbrances arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made and Permitted Liens;

“Permitted Liens” means any lien on any Mortgaged Vessel for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Lender) exceeding the Casualty Amount any lien arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not overdue (and while such obligations are not overdue) or which are being contested in good faith by bona fide and appropriate proceedings (and for the payment of which adequate, freely-available reserves have been provided) unless such proceedings or the continued existence of such lien makes likely the sale, forfeiture or loss of, or of any interest in, any Mortgaged Vessel, and liens securing liabilities for Taxes against which adequate, freely-available reserves have been provided;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Pledged Deposit Account” means an interest bearing USD current account opened by Oakland with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be the Pledged Deposit Account for the purposes of this Agreement;

“Pledged Deposit Account Pledge” means a first priority charge required to be executed hereunder between Oakland and the Lender in respect of the Pledged Deposit Account in such form as the Lender may require;

“Pledged Deposit Amount” means the aggregate of the amounts standing to the credit of the Pledged Deposit Account in accordance with Clause 3.12;

“Prepayment Ratio” means, in respect of the sale or Total Loss of a Mortgaged Vessel, the Valuation Amount of such Mortgaged Vessel immediately prior to such sale or Total Loss divided by the Security Value immediately prior to such sale or Total Loss.

“Prepayment Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of the Valuation Amounts of the then remaining Mortgaged Vessels subject to a Mortgage, as most recently determined in accordance with clause 8.2.2 hereof;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

"Published Rate" means:

(a)    SOFR; or

the Term SOFR for any Quoted Tenor;

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)	(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)	in the opinion of the Lender and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service;

“Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)          the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)          as otherwise determined pursuant to Clause 3.5 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be zero;

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Ship” means each of the Mortgaged Vessels and any other ship from time to time (whether before or after the date of this Agreement) owned by any Group Member;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Repayment Date” means the date on which any instalment of the Loan is repayable under the provisions of clause 4.1.1;

“Repayment Instalment” means each of the repayment instalments (including the Balloon Instalment) falling due under and in accordance with clause 4.1.1, as the same may be reduced in accordance with this Agreement;

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

if paragraph (a) does not apply, in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic loan markets as the appropriate successor to a Published Rate; or

(c)	if paragraphs (a) and (b) do not apply, in the opinion of the Lender and the Borrower, an appropriate successor to a Published Rate;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrowers lawfully to borrow the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Lender) which is at any relevant time one hundred and twenty five per cent (125%) of the Loan;

“Requisition Compensation” means, in respect of a Vessel, all moneys or other compensation from time to time payable during the Facility Period by reason of Compulsory Acquisition of that Vessel;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Restricted Person” means a person that is:

(i)	listed on, or directly or indirectly owned or controlled (as such terms are defined by the relevant Sanctions Authority) by a person listed on, any Sanctions List;

(ii)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of, a Sanctions Restricted Jurisdiction; or

(iii)	otherwise a target of Sanctions;

“Safekeeping Securities Account” means the account opened or to be opened by the Lender with the Shipping Branch located at 137-139 Filonos Street, Piraeus, Greece Lending Office for the safekeeping of the shares held by the Lender in the issued share capital of each Borrower and which shall be pledged in favour of the Lender pursuant to the Shares Pledges;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(i)	the United States government;

(ii)	the United Nations;

(iii)	the European Union or any of its Member States;

(iv)	the United Kingdom;

(v)	any country to which any Security Party or any other member of the Group or any affiliate of any of them is bound; or

(vi)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Sanctions Authorities;

“Sanctions Authorities” means together, the United States Department of State, HMT and OFAC and in the singular means each of them;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets in the UK” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Sanctions Restricted Jurisdiction” means a country or territory that is the target of country or territory -wide Sanctions;

“Security Documents” means this Agreement, the Mortgages, the Corporate Guarantee, the General Assignments, any Charter Assignments, the Earnings Account Pledges, the Pledged Deposit Account Pledge, the Shares Pledges, the Manager’s Undertakings, any Tripartite Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Corporate Guarantor, the Shareholder, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Lender);

“Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels, as most recently determined in accordance with clause 8.2.2 hereof, (b) the Pledged Deposit Amount and (c) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2.1(b), it being agreed however that in case of additional security in the form of cash in Dollars, the same will be valued on a Dollar for Dollar basis;

“Shareholder” means Eurocon Ltd., a corporation incorporated in the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shares Pledge” means the pledge of the shares of and in each Borrower to be executed by the Shareholder in favour of the Lender, to be in such form as the Lender may require in its sole discretion, and in the plural means all of them;

“Ship Security Documents” means, in relation to each Mortgaged Vessel, the relevant Mortgage, the relevant General Assignment, any relevant Charter Assignment, any relevant Tripartite Deed and the relevant Manager’s Undertaking;

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with International Financial Reporting Standards or US GAAP provided that the value of any ship shall be the market value thereof calculated in accordance with clause 8.2.5(i) and not as set out in the Latest Accounts;

“Total Loss” means, in relation to a Mortgaged Vessel:

(i)	the actual, constructive, compromised or arranged total loss of such Mortgaged Vessel; or

(ii)	Compulsory Acquisition; or

(iii)

any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Mortgaged Vessel not falling within the definition of Compulsory Acquisition, unless such Mortgaged Vessel be released and restored to the relevant Owner within sixty (60) days after such incident;

“Tripartite Deed” means, if a Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of that Vessel, required to be executed by the Borrower who is the owner thereof and the relevant charterer in favour of the Lender in such form as the Lender may require in its sole discretion and the relevant charterer may agree;

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“Underlying Documents” means, together, any Extended Employment Contracts and the Management Agreements;

“Unlawfulness” means any event or circumstance which is the subject of a notification by the Lender to the Borrowers under clause 12.1;

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“USA” means the United States of America;

"US Tax Obligor" means:

(a)         a Borrower if it is resident for tax purposes in the USA; or

(b)         a Security Party some or all of whose payments under the Security Documents are from sources within the USA for US federal income tax purposes;

“Valuation Amount” means, in respect of each Vessel, the value thereof most recently determined under clause 8.2.2;

“Vessel A” means the 2009-built container vessel of 4,253 TEU and 16,423 lwt registered in the name of Busan under the Marshall Islands flag with the name “SYNERGY BUSAN”;

“Vessel B” means the 2008-built container vessel of 4,253 TEU and 16,423 lwt registered in the name of Antwerp under the Marshall Islands flag with the name “SYNERGY ANTWERP”;

“Vessel C” means the 2009-built container vessel of 4,253 TEU and 16,423 lwt registered in the name of Oakland under the Cypriot flag with the name “SYNERGY OAKLAND”;

“Vessel D” means the 2009-built container vessel of 4,253 TEU and 16,423 lwt registered in the name of Keelung under the Cypriot flag with the name “SYNERGY KEELUNG”;

“Vessels” means, together, Vessel A, Vessel B, Vessel C and Vessel D; and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)

in relation to the UK Bail-In Legislation, any powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1

references to the Lender's “cost of funds” in relation to the Loan or any part of the Loan is a reference to the average cost (determined either on an actual or a notional basis) which the Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Loan or that part of the Loan for a period equal in length to the Interest Period of the Loan or that part of the Loan;

1.3.2	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.3

references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;

1.3.4

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.5

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.6	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Lender shall also include a Transferee Lender;

1.3.7	words importing the plural shall include the singular and vice versa;

1.3.8	references to a time of day are, unless otherwise stated, to Athens time;

1.3.9	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.10

references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.11

references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.12

a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrowers except for manifest error;

1.3.13

if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.14	time shall be of the essence in respect of all obligations whatsoever of the Borrowers under this Agreement, howsoever and whensoever arising;

1.3.15	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible;

1.3.16	a Default and an Event of Default) is "continuing" if it has not been remedied or waived.

1.4	References to currencies

Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	The Commitment and cancellation

2.1	Agreement to lend

The Lender, relying upon each of the representations and warranties in clause 7, agrees to make available to the Borrowers upon and subject to the terms of this Agreement, the Loan Facility for the purposes of (A) enabling the Borrowers to repay all amounts outstanding under the Existing Loan Agreements currently being in the principal aggregate amount of US$28,380,000 and (B) in respect of any balance, providing the Borrowers with working capital to cover the general corporate needs of the Borrowers.

2.2	Drawdown

2.2.1

Subject to the terms and conditions of this Agreement, the Loan shall be made available to the Borrowers following receipt by the Lender from the Borrowers of a Drawdown Notice not later than 10:00 a.m. on the two Banking Day before the date, which shall be a Banking Day falling within the Drawdown Period, on which the Borrowers propose that the Loan is made available.

2.2.2	The Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall, subject as provided in clause 3.5, be irrevocable.

2.3	Limitation and application of the Loan

2.3.1	The amount of the Loan shall not exceed the amount of the Loan Facility.

2.3.2

The principal amount specified in the Drawdown Notice for borrowing on a Drawdown Date shall, subject to the terms of this Agreement, not exceed the least of (i) forty million Dollars (USD40,000,000) and (ii) 50% of the aggregate Valuation Amount of the Vessels (to be determined no more than 15 days prior to the Drawdown Date, to be made available by the Lender to the Borrowers and be applied in or towards (A) enabling the Borrowers to repay all amounts outstanding under the Existing Loan Agreements and (B) in respect of any balance, providing the Borrowers with working capital to cover the general corporate needs of the Borrowers;

2.3.3	The Loan shall be paid forthwith upon drawdown to such account as the Borrowers shall stipulate in the relevant Drawdown Notice.

2.4	Availability

2.4.1

The Borrowers acknowledge that payment of the Loan referred to in clause 2.3.2 to the account or accounts specified in the Drawdown Notice shall satisfy the obligation of the Lender to lend the Loan to the Borrowers under this Agreement.

2.5	Cancellation in changed circumstances

2.5.1

The Borrowers may at any time during the Facility Period by notice to the Lender (effective only on actual receipt) cancel with effect from a date not less than ten (10) Banking Days after receipt by the Lender of such notice, all or part of the undrawn Commitment.

2.5.2

The Borrowers may also at any time during the Facility Period by notice to the Lender (effective only on actual receipt) prepay and/or cancel with effect from a date not less than ten (10) Banking Days after receipt by the Lender of such notice, the whole but not part only, but without prejudice to the Borrowers’ obligations under clauses 3.5, 3.6, 6.6 and 12, of the Commitment (if any). Upon any notice of such prepayment and cancellation being given, the Commitment shall be reduced to zero, the Borrowers shall be obliged to prepay the Loan and the Lender's related costs (including but not limited to Break Costs, if any) on such date, but always without any premium or penalty if such prepayment is effected on the next Interest Payment Date, and the Lender shall be under no obligation to make available the Loan.

2.6	Use of proceeds

2.6.1	Without prejudice to the Borrowers’ obligations under clause 8.1.4, the Lender shall not have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrowers.

2.6.2

The Borrowers shall not, and shall procure that each Security Party and each other Group Member and any Subsidiary of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in a Borrower or any other Security Party being in breach of any Sanctions or becoming a Restricted Person.

2.6.3

The Borrowers shall not use any part of the proceeds of the Loan for the purposes of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions.

2.6.4

The Borrowers shall apply the proceeds of the Loan first towards the repayment of all amounts outstanding under the Existing Loan Agreement and thereafter the balance (if any), towards providing the Borrowers with working capital to cover the general corporate needs of the Borrowers.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrowers must pay interest on the Loan or the relevant part thereof in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Applicable Margin in respect thereof and (b) the Reference Rate for such period.

3.2	Selection of Interest Periods

Subject to clause 3.3, the Borrowers may by notice received by the Lender not later than 10:00 a.m. on the second Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1), three (3) or six (6) months or such other period as the Borrowers may select and the Lender may agree.

3.3	Determination of Interest Periods

Subject to clause 3.3.1 every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 (Selection of Interest Periods) but so that:

3.3.1	the first Interest Period in respect of the Loan shall start on the Drawdown Date, and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2

if any Interest Period would otherwise overrun a Repayment Date, then in the case of the last Interest Period, such Interest Period shall end on the Maturity Date, and in the case of any other Interest Period, the Loan shall be divided into parts so that there is one part in the amount of the Repayment Instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3;

3.3.3

if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3, such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

3.4.1

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Lender pursuant to this clause 3.4.

3.4.2

The period starting on such due date and ending on such date of payment shall be divided into successive periods selected by the Lender each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period.

3.4.3

The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Applicable Margin and (c) the Reference Rate for such periods.

3.4.4

Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Lender and on the day on which all amounts in respect of which interest is being paid under this clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Lender under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.

3.4.5

If, for the reasons specified in clause 3.5.1, the Lender is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of the Applicable Margin and the cost of funds to the Lender compounded at such intervals as the Lender selects.

3.5	Unavailability of Term SOFR.

3.5.1

Interpolated Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

3.5.2

Cost of funds: If clause 3.5.1 applies but it is not possible to calculate the Interpolated Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.6	Market disruption.

If before close of business in Athens on the Quotation Day for the relevant Interest Period the Lender determines that its cost of funds relating to the Loan or any part of the Loan would be in excess of the Reference Rate then Clause 3.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

3.7	Cost of funds

3.7.1

If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

i.	the Applicable Margin; and

ii.

the rate notified to the Borrowers by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum its cost of funds relating to the Loan or that part of the Loan.

3.7.2

If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

3.7.3	Subject to Clause 3.11 (Changes to reference rates), any substitute or alternative basis agreed pursuant to Clause 3.7.2 shall be binding on all parties hereto.

3.7.4	If any rate notified to the Lender under Clause 3.7.1(b) is less than zero, the relevant rate shall be deemed to be zero.

3.7.5	If this Clause 3.7 (Cost of funds) applies, the Lender shall, as soon as practicable, notify the Borrowers.

3.8	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Lender under Clause 3.7 (Cost of funds), the Borrowers may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

3.9	Prepayment; termination of Commitment

A notice under Clause 3.8 (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Applicable Margin and the balance of all other amounts payable under this Agreement and the other Security Documents or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and the Loan shall not be made to the Borrowers under this Agreement thereafter.

3.10	Application of prepayment

The provisions of Clause 4 (Repayment and Prepayment) shall apply in relation to the prepayment made hereunder.

3.11	Changes to reference rates

If a Published Rate Replacement Event has occurred in relation to any Published Rate for dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Security Document to the use of that Replacement Reference Rate;

(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party hereto to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

3.12	Pledged Deposit

3.12.1	Oakland may deposit in the Pledged Deposit Account an amount equal to either (a) the Loan or (b) the Balloon Instalment.

3.12.2	The Pledged Deposit Amount shall be held on the Pledged Deposit Accounts in the form of time deposit for a period equal to the current Interest Period applicable to the Loan.

3.12.3	The deposit rate applicable to the Pledged Deposit Amount shall be equal to the Reference Rate applicable to the current Interest Period applicable to the Loan; and

3.12.4	The Pledged Deposit Amount (or any part thereof) shall be freely available to Oakland at the end of the current Interest Period applicable to the Loan PROVIDED THAT:

i.	no Event of Default has occurred and is continuing;

ii.

Oakland shall have given the Lender notice not later than 10.00 a.m. (Athens time) on the second Banking Day before the beginning of the following Interest Period, of its intention to make use in whole or in part of the Pledged Deposit Amount;

iii.	after such use the aggregate amount of the Pledged Deposit Amount shall comply with the provisions of Clause 3.12.1 and 3.12.2; and

iv.

Oakland may freely use the Pledged Deposit Amount (or any part thereof) only up to an amount so that after such use the Security Value shall be no less than the Required Security Amount and any part of the Pledged Deposit Amount which cannot be withdrawn, so as to ensure that the Security Value shall be no less than the Required Security Amount, shall immediately be remitted into an account opened by the Borrowers or any of them with the Lender and which shall be pledged or charged to the Lender in order to constitute further security for the Loan for the purpose of Clause 8.2.1(b).

3.13	Interest Rate Swaps

The Borrowers may not enter into any interest hedging arrangements without the prior written consent of the Lender.

4	Repayment and prepayment

4.1	Repayment

4.1.1

Subject as otherwise provided in this Agreement, the Borrowers must repay the Loan by (i) sixteen (16) consecutive quarterly instalments in the amount of one million two hundred and fifty thousand Dollars (USD1,250,000) each and (ii) an instalment (the “Balloon Instalment”) of twenty million Dollars (USD20,000,000), with the first such instalment falling due on the date falling three months after the Drawdown Date and subsequent instalments falling due at quarterly intervals thereafter, with the final instalment and the Balloon Instalment falling due on the last Repayment Date.

4.1.2

If less than the full amount of the Loan is drawn down, the amount of each Repayment Instalment (including the Balloon Instalment) shall be reduced pro rata by the amount of, in aggregate, such undrawn amount.

4.1.3	The Borrowers shall on the Maturity Date also pay to the Lender all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.

4.2	Voluntary prepayment

Subject to clauses 4.3, 4.4, 4.5 and 4.6, the Borrowers may, subject to having given 15 days’ prior written notice thereof to the Lender, prepay any specified amount (such part being in an amount of one hundred thousand Dollars (USD 100,000) or any larger sum which is an integral multiple of such amount) of the Loan on any relevant Interest Payment Date without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

4.3.1

On the date falling one hundred and eighty (180) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation is, received by the Borrower which is the owner thereof (or the Lender pursuant to the Security Documents) the Borrowers must prepay the Loan by an amount equal to the greater of:

i.	such amount as would be required to ensure that the Prepayment Security Value after such prepayment is at least equal to one hundred and thirty per cent (130%) of the Loan; and

ii.	the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio.

4.3.2	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

i.

in the case of an actual total loss of a Mortgaged Vessel, on the actual date and at the time that such Mortgaged Vessel was lost or, if such date is not known, on the date on which such Mortgaged Vessel was last reported;

ii.

in the case of a constructive total loss of a Mortgaged Vessel, upon the date and at the time notice of abandonment of such Mortgaged Vessel is given to the then insurers of such Mortgaged Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

iii.

in the case of a compromised or arranged total loss of a Mortgaged Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Mortgaged Vessel;

iv.	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

v.

in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Mortgaged Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives its Owner of the use of that Mortgaged Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant incident occurred.

4.4	Mandatory prepayment on sale of a Mortgaged Vessel

On the date of completion of the sale or transfer of ownership of a Mortgaged Vessel the Borrowers must prepay the Loan by an amount equal to the greater of:

i.	such amount as would be required to ensure that the Prepayment Security Value after such prepayment is at least equal to one hundred and thirty per cent (130%) of the Loan; and

ii.	the amount of the Loan on the date on which such prepayment is required to be made multiplied by the Prepayment Ratio.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.5.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.5.2	any additional amount payable under clauses 3.5, 6.6 or 12.2; and

4.5.3	all other sums payable by the Borrowers to the Lender under this Agreement or any of the other Security Documents including, without limitation any Break Costs.

4.6	Notice of prepayment; reduction of Repayment Instalments

4.6.1

Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.6.2	Any amount prepaid pursuant to clause 4.2 shall be applied against the Loan in reducing each Repayment Instalment (including the Balloon Instalment) pro rata.

4.6.3

Any amounts prepaid pursuant to clauses 4.3 and 4.4 shall be applied fully pro rata against the Repayment Instalments which are at that time outstanding (including the Balloon Instalment) specified in clause 4.1.1.

4.6.4	The Borrowers may not prepay the Loan or any part thereof except as expressly provided in this Agreement.

4.6.5	No amount repaid or prepaid may be re-borrowed

5	Fees and expenses

5.1	Arrangement fee

The Borrowers agree to pay to the Lender on the Drawdown Date a non-refundable arrangement fee in the amount of USD250,000.

5.2	Expenses

The Borrowers agree to reimburse the Lender on a full indemnity basis within ten (10) days of demand all reasonable expenses and/or disbursements whatsoever (including without limitation legal, printing and out of pocket expenses) certified by the Lender as having been incurred by them from time to time:

5.2.1

in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including legal fees) (but excluding any such expense incurred in connection with the transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under the Security Documents);

5.2.2

in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Lender’s rights thereunder or any action proposed or taken following the occurrence of a Default or otherwise in respect of the moneys owing under any of the Security Documents; and

5.2.3

in connection with obtaining a written report from a maritime insurance consultant or broker acceptable to the Lender in relation to the Insurances of each Mortgaged Vessel (which the Lender may obtain not more than once a year, and at any time when there has been a change of insurer or terms of cover for any Mortgaged Vessel, other than in respect of the insured value of that Mortgaged Vessel), together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.3	Value added tax

All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers must pay all stamp, documentary, registration or other like duties or taxes, but excluding any FATCA Deduction (except for any such Taxes incurred in connection with any transfer, assignment or sub-participation of any of the rights and/or obligations of the Lender under any of the Security Documents) (including any duties or taxes payable by the Lender) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

All payments to be made by any Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am (Athens time) on the due date in freely available funds to such account at the Lender and in such place as the Lender may from time to time specify for this purpose.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrowers under this Agreement shall be remitted in USD on the Drawdown Date to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless the Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account

If any sum due from a Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against such Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrowers undertake to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from a Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes - by the Borrowers

If at any time a Borrower must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or otherwise from any payment due under any of the Security Documents for the account of the Lender or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from such Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers must indemnify the Lender against any losses or costs incurred by it by reason of any failure of a Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Claw back of Tax benefit

If, following any such deduction or withholding as is referred to in clause 6.6 from any payment by a Borrower, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, and to the extent that it can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the relevant Borrower with such amount as Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by such Borrower as aforesaid. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this clause 6.7, be entitled to enquire about the Lender’s tax affairs.

6.8	Loan account

The Lender shall maintain, in accordance with its usual practice, an account or accounts (as the Lender may deem necessary) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Lender shall maintain a control account or accounts (as the Lender may deem necessary) showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrowers under the Security Documents.

6.9	Partial payments

If, on any date on which a payment is due to be made by any Borrower under any of the Security Documents, the amount received by the Lender from such Borrower falls short of the total amount of the payment due to be made by such Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Security Documents, the Lender must apply the amount actually received from that Borrower in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by any Borrower:

6.9.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Lender of any accrued default interest owing pursuant to clause 3.4 but remains unpaid;

6.9.4	fourthly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.9.5	fifthly, in or towards payment to the Lender of any due but unpaid Repayment Instalments; and

6.9.6

sixthly, in or towards payment to the Lender, on a pro rata basis, of any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid.

The order of application set out in clauses 6.9.1 to 6.9.6 may be varied by the Lender without any reference to, or consent or approval from, the Borrowers.

7	Representations and warranties

7.1	Continuing representations and warranties

Each Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the corporate Security Parties is duly incorporated, validly existing and in good standing under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own its respective property and other assets, to which it has unencumbered legal and beneficial title except as disclosed to the Lender, and the shares of the Borrower are in registered form;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder (if applicable) and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrowers to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Event of Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or threatened against any of the Security Parties or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents to which they are a party;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected or waived by the person requiring the same and, to the extent no such waiver exists, are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to Money Laundering) to which such Security Party is subject;

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Earnings Account Pledges and the Pledged Deposit Account Pledge), the choice of the law of the Flag State to govern the Mortgages, the choice of Greek law to govern the Earnings Account Pledges and the Pledged Deposit Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited consolidated accounts of the Corporate Guarantor in respect of the relevant financial year as delivered to the Lender present or will present fairly and accurately the consolidated financial position of the Corporate Guarantor as at the date thereof and the results of the operations of the Corporate Guarantor and, as at such date, the Corporate Guarantor does not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information

all information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading in any (in the reasonable opinion of the Lender) material respect;

7.1.14	No withholding Taxes

no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.1.15	No Default under Underlying Documents

except as disclosed in writing by the Borrowers to the Lender, no Security Party is in material default of any of its obligations under any relevant Underlying Document;

7.1.16	Use of proceeds

the Borrowers shall apply the Loan only for the purposes specified in clause 2.1;

7.1.17	Copies true and complete

the Certified Copies of the Underlying Documents delivered or to be delivered to the Lender pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.1.18	Ownership of Borrowers

all the shares in each Borrower are legally owned by the Shareholder and ultimately owned and controlled by the Corporate Guarantor and are not held on trust for any third party;

7.1.19	No Indebtedness

no Borrower has incurred any Borrowed Moneys save as envisaged by this Agreement or as otherwise disclosed to the Lender or incurred in the ordinary course of its business of owning, operating and chartering the Vessel owned by it;

7.1.20	Tax returns

the Borrowers and the Corporate Guarantor have filed all tax and other fiscal returns (if any) which may be required to be filed by any tax authority to which they are subject;

7.1.21	Freedom from Encumbrances

none of the Vessels nor their Earnings, Insurances or Requisition Compensation nor the Earnings Accounts nor any Extended Employment Contract in respect of a Vessel nor any shares of and in a Borrower nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.22	Environmental Matters

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

i.

the Borrowers, the Manager and the other Group Members and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

ii.

the Borrowers, the Manager and the other Group Members and, to the best of the Borrowers’ knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

iii.

no Environmental Claim has been made or threatened or pending against any of the Borrowers, the Manager, any other Group Member or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

iv.	there has been no Environmental Incident;

7.1.23	ISM and ISPS Code

the Owners have complied with and continue to comply with and have procured that the Manager of the Vessels has complied with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to their business and in particular they or the Manager have obtained and maintain a valid DOC, IAPP Certificate, EIAPP Certificate (if applicable) and SMC for the Vessels and that they and the Manager have implemented and continue to implement an ISM SMS;

7.1.24	Accounting reference date

the Borrowers’ and the Corporate Guarantor’s accounting reference date is 31 December;

7.1.25	Office

no Borrower has an office in England or the United States of America;

7.1.26	Restricted Persons, unlawful activity

i.

none of the shares in any Borrower, in (to the best of its knowledge) the Corporate Guarantor, or in any other Security Party or any Vessel are or will be at any time during the Facility Period legally or beneficially owned or controlled by a Restricted Person;

ii.

no Restricted Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Borrowers, (to the best of its knowledge) the Corporate Guarantor, or any other Security Party or any Vessel;

7.1.27	Sanctions

(to the best of its knowledge only in respect of an agent) no Security Party nor any  director, officer, agent, employee of any Security Party or any person acting on behalf of any Security Party, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person; and

7.1.28	FATCA

none of the Security Parties is a FATCA FFI or a US Tax Obligor.

7.1.29	Equal treatment of lenders

The financial covenants described in clause 8.1.8 are no less favourable (taken as a whole) to financial covenants granted by the Corporate Guarantor under existing lending facilities extended by banks, financiers or other financial institutions to the Corporate Guarantor and its Subsidiaries (PROVIDED THAT, for the avoidance of doubt, for the purpose of this clause any covenant regarding the provision of cash collateral or restricted cash of any sort granted to other banks, financiers or other financial institutions shall not constitute a financial covenant under this clause).

7.2	Repetition of representations and warranties

On each day throughout the Facility Period, the Borrowers shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day and in clause 7.1.11 as if made with reference to the Latest Account at any relevant time.

8	Undertakings

8.1	General

Each Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Event of Default and Proceedings

promptly inform the Lender of (a) any Event of Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents to which it is a party and (b) as soon as the same is commenced or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of any of the Mortgaged Vessels (including, but not limited to any Total Loss of a Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Event of Default has occurred and is continuing unremedied and unwaived and no such Proceedings have been commenced or threatened;

8.1.2	Authorisation

to the extent a waiver has not been obtained, obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.3	Corporate Existence

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 8.3, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

send to the Lender (or procure that is sent), as soon as possible, but in no event later than 180 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a first-class international firm of accountants) financial statements of each Borrower (commencing with the financial year ending 31 December 2022), together with updated details (in a form acceptable to the Lender) of all off-balance sheet and time-charter hire commitments of the Vessels;

8.1.7	Compliance Certificates

deliver to the Lender on the date on which the audited consolidated accounts are delivered under clause 8.1.6 a Compliance Certificate together with such supporting information as the Lender may reasonably require;

8.1.8	Financial Covenants

procure that

i.	the Net Worth of the Group will at all times exceed USD15,000,000; and

ii.	the Total Liabilities divided by the Total Assets (each net of cash balance) shall at all times be no more than 75%;

8.1.9	Reimbursement of MII & MAP Policy premiums

reimburse the Lender on the Lender’s written demand the amount of the premium payable by the Lender for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (including any insurance tax thereon);

8.1.10	Provision of further information

provide the Lender, and procure that the Corporate Guarantor (including its Subsidiaries), shall provide the Lender with such financial or other information (including, but not limited to, financial standing, Indebtedness, balance sheet, off-balance sheet commitments, repayment schedules, operating expenses, charter arrangements) concerning the Borrowers, the Corporate Guarantor (including its Subsidiaries), the Group and their respective affairs, activities, financial standing, Indebtedness and operations and the performance of the Mortgaged Vessels as the Lender may from time to time reasonably require save for any information which is confidential in relation to arms-length third parties or is not disclosable by law, convention or regulatory requirements;

8.1.11	Obligations under Security Documents, etc.

duly and punctually perform each of the obligations expressed to be imposed or assumed by them under the Security Documents and any Extended Employment Contact and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and any Extended Employment Contract to which it is a party;

8.1.12	Compliance with ISM Code

and will procure that any Operator will, comply with and ensure that the Mortgaged Vessels and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the relevant Ship Security Documents);

8.1.13	Withdrawal of DOC and SMC

immediately inform the Lender if there is any actual withdrawal of its or any Operator’s DOC, IAPP Certificate, EIAPP Certificate or the SMC of any Mortgaged Vessel;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Lender of the receipt by any Owner or any Operator of notification that its application for a DOC or any application for an SMC or IAPP Certificate or EIAPP Certificate for any Mortgaged Vessel has been refused;

8.1.15	ISPS Code Compliance

and will procure that the Manager or any Operator will:

i.	maintain at all times a valid and current ISSC in respect of each Mortgaged Vessel;

ii.	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or material modification of the ISSC in respect of a Mortgaged Vessel; and

iii.	procure that each Mortgaged Vessel will comply at all times with the ISPS Code;

8.1.16	Compliance with Laws and payment of taxes

i.	comply with all relevant Environmental Laws, laws, statutes and regulations applicable to it and pay all taxes for which it is liable as they fall due; and

ii.	comply in all respects with, and will procure that each Security Party and each other Group Member will comply in all respects with, all Sanctions;

8.1.17	Inspection

ensure that the Lender, by independent marine surveyors or other persons appointed by it for such purpose, may board each Mortgaged Vessel, once per calendar year or whenever the Lender deems necessary after the occurrence of an Event of Default which is continuing, provided in each case that the Lender shall use reasonable endeavours to ensure that such inspections or surveys shall not interfere with the operation of such Mortgaged Vessel, for the purpose of inspecting or surveying her and will afford all proper facilities for such inspections or survey and for this purpose will give the Lender reasonable advance notice of any intended drydocking of each Mortgaged Vessel (whether for the purpose of classification, survey or otherwise) and will pay the costs in respect of each such inspection or survey effected after the occurrence of an Event of Default which is continuing (otherwise such inspection or survey shall be at the Lender’s expense) and will provide the Lender with or ensure that the Lender receives on request all reports of such inspections, to be in such form as the Lender may approve, and, if a Mortgaged Vessel shall not be in a condition and state which complies with the requirements of this Agreement and the other Security Documents, will effect such repairs as in the opinion of the Lender be desirable to ensure such compliance;

8.1.18	The Mortgaged Vessels

ensure that throughout the Facility Period, each Mortgaged Vessel will at all times after her delivery (except as the Lender may otherwise permit) be:

i.	in the absolute sole, legal and beneficial ownership of the relevant Owner, free of Encumbrances except Permitted Encumbrances, and not held on trust for any third party;

ii.	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

iii.	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;

iv.	classed with the Classification free of all overdue requirements and recommendations of the Classification Society affecting the Classification;

v.	insured in accordance with the Ship Security Documents relating thereto; and

vi.	managed by the Manager in accordance with the terms of the Management Agreement, which shall be acceptable to the Lender;

8.1.19	Charters

deliver to the Lender, a Certified Copy of each Extended Employment Contract upon its execution, forthwith on the Lender’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the acknowledgement shall not constitute an Event of Default) and (c) (if any Mortgaged Vessel is subject to a bareboat charter) procure execution by the relevant Borrower and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and will provide evidence acceptable to the Lender that such notice has been given to the relevant charterer and the Borrowers shall pay all legal and other costs incurred by the Lender in connection with any such Charter Assignments and Tripartite Deed, forthwith following the Lender’s demand;

8.1.20	Chartering

not without the prior written consent of the Lender and, if such consent is given, only subject to such conditions as the Lender may impose (and in the case of (b) only, such consent not to be unreasonably withheld), to let any Vessel:

i.	on demise charter for any period; or

ii.	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained might exceed nine (9) months' duration; or

iii.	on terms whereby more than two (2) months' hire (or the equivalent) is payable in advance;

8.1.21	Sanctions

i.

(to the best of its knowledge only in respect of an agent) not be, and shall procure that any Security Party and other Group Member, or any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

ii.

, and shall procure that each Security Party and each other Group Member shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Lender;

iii.	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Lender in its name or in the name of any other member of the Group;

iv.	take, and shall procure that each Security Party and each other Group Member has taken, reasonable measures to ensure compliance with Sanctions;

v.

, and shall procure that each Security Party and each other Group Member shall, to the extent permitted by law promptly upon becoming aware of them, supply to the Lender details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

vi.

not accept, obtain or receive any goods or services from any Restricted Person, except (without limiting clause 8.1.21(b)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Person by any Borrower, any other Security Party or any other Group Member in accordance with this Agreement;

8.1.22	Ownership

ensure that all the shares in each Borrower are legally owned by the Shareholder and ultimately owned and controlled by the Corporate Guarantor and are not held on trust for any third party;

8.1.23	Unencumbered liquidity

procure that at all times during the Facility Period, the Corporate Guarantor or the Borrowers shall maintain in an account or accounts with the Lender free deposit cash which is (other than the Earnings Account Pledges and the Pledged Deposit Account Pledge) free of any Encumbrance in an average aggregate amount of not less than USD450,000 multiplied by the number of Mortgaged Vessels for the preceding twelve-months period, to be tested first on 30 June 2023 and annually thereafter;

8.1.24	Listing

procure that the Corporate Guarantor shall maintain its listing as a public limited company on NASDAQ or any other stock exchange acceptable to the Lender and comply with all of the listing rules, laws and regulations applicable to public companies listed on NASDAQ or such other acceptable stock exchange and shall take no steps to de-list without the prior consent of the Lender (such consent not to be unreasonably withheld);

8.1.25	Shipping activities

procure that the Corporate Guarantor shall at all times remain the ultimate holding company of shipowning companies engaged in shipping activities acceptable to the Lender;

8.1.26	Executive management

procure that at all times throughout the Facility Period:

i.	Mr Aristeidis Pittas shall be the Chief Executive Officer or Chairman of the Corporate Guarantor; and

ii.	the Manager shall be managed and/or controlled by Mr Aristeidis Pittas or any other person acceptable to the Lender.

8.1.27	FATCA Information

(a)	Subject to paragraph (c) below each party to any Security Document shall, within 10 Banking Days of a reasonable request by the other party to that Security Documents:

(i)	confirm to that other party whether it is:

(A)                  a FATCA Exempt Party; or

(B)                  not a FATCA Exempt Party; and

(ii)

supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(iii)

supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime;

(b)

if a party to any Security Document confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify the other party reasonably promptly;

(c)

paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality;

(d)

paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any other party to any Security Document to do anything, which would or might in its reasonable opinion cause it to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Lender for purposes of this paragraph (d);

(e)

if a party to any Security Document fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph  (a) (i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Security Documents (and payments under them) as if it is not a FATCA Exempt Party until (in each case) such time as that party provides the requested confirmation, forms, documentation or other information.

8.1.28	FATCA Deduction

i.

A party to any Security Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Security Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

ii.	A party to any Security Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrowers and the Lender.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time throughout the Facility Period the Security Value shall be less than the Required Security Amount, the Lender shall give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers must within 30 days of receipt of the Lender’s said notice, either:

i.

prepay such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or

ii.

constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in accordance with clause 8.2.5) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.

The provisions of clauses 4.5 and 4.6 shall apply to prepayments under clause 8.2.1(a) provided that the Lender shall apply such prepayments pro rata against the Repayment Instalments which are at that time outstanding (including the Balloon Instalment) and the amount of the Loan prepaid hereunder shall not be available to be re-borrowed.

8.2.2	Valuation of the Mortgaged Vessels

Each Mortgaged Vessel shall, for the purposes of this Agreement, be valued (at the Borrowers’ expense) in USD by an Approved Broker appointed by, and reporting to, the Lender, such valuations to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant Mortgaged Vessel, at any time as the Lender shall require and at least once a year.

The Approved Broker’s valuations for each Mortgaged Vessel on each such occasion shall constitute the Valuation Amount of such Mortgaged Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrowers undertake with the Lender to supply to the Lender and the Approved Broker such information concerning the relevant Mortgaged Vessel and its condition as the Lender or the Approved Broker may require for the purpose of determining any Valuation Amount.

8.2.4	Costs

The Borrowers shall pay all costs in connection with any determination of the Valuation Amount (which the Lender may obtain at any time, and at least once a year).

8.2.5	Valuation of additional security

For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessels) shall be determined (at the Borrowers’ expense) in USD by an Approved Broker appointed by, and reporting to, the Lender, such valuation to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller, without taking into account the benefit or burden of any charterparty or other engagement concerning the relevant ship and (ii) of any other additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion, Provided that additional security in the form of cash in Dollars will be valued on a Dollar for Dollar basis.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Lender shall be entitled to receive (at the Borrowers’ expense) such evidence and documents of the kind referred to in schedule 2 as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.2.7	Release of Security

If the Security Value shall at any time exceeds the Required Security Amount, and the Borrowers shall previously have provided further security to the Lender pursuant to clause 8.2.1, the Lender shall, as soon as reasonably practicable after notice from the Borrowers to do so and subject to being indemnified to its reasonable satisfaction against the cost of doing so, release any such further security specified by the Borrowers provided that the Lender is satisfied that, immediately following such release, the Security Value will equal or exceed the Required Security Amount.

8.3	Negative undertakings relating to the Borrowers

Each Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will procure that, except with the prior written consent of the Lender (and such consent in respect of any change of name of a Vessel or the sale or transfer of ownership of a Vessel not to be unreasonably withheld), it will not:

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;

8.3.2	No merger or transfer

merge or consolidate with any other person or permit any change to the legal or beneficial ownership of their shares from that existing at the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause);

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4	Other business or manager

undertake any type of business other than the ownership and operation of the Vessels or (without the prior consent of the Lender) employ anyone other than the Manager as commercial and technical manager of the relevant Vessel;

8.3.5	Acquisitions

acquire, any assets other than the Vessels and rights arising under contracts entered into by or on behalf of the Owners in the ordinary course of their business of owning, operating and chartering the Vessels;

8.3.6	Other obligations

incur, any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of owning, operating and chartering the Vessels;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents or incurred in the ordinary course of its business of owning, operating and chartering the Vessel;

8.3.8	Repayment of borrowings

repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of a Vessel;

8.3.10	Loans

make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;

8.3.11	Sureties

permit any Indebtedness of any Borrower to any person (other than to the Lender pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of such Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Vessel); or

8.3.12	Flag, Class etc.

permit:

i.	any change in the name or flag of a Vessel;

ii.	any change of Classification or Classification Society in respect of a Vessel;

iii.	any change of Manager in respect of a Vessel; or

iv.

any change in the ownership (including ultimate beneficial ownership) or control of a Borrower from that existing as at the date hereof and shall procure that there is no change in the ownership (including ultimate beneficial ownership) or control of the Manager (if other than the Corporate Guarantor) from that existing as at the date hereof (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause);

8.3.13	Underlying Documents

terminate or materially amend or vary an Extended Employment Contract or a Management Agreement (and for the avoidance of doubt, material amendments include, but are not limited to, reductions of rate of hire, increase of management fees not already provided for in the Management Agreement and termination rights); or

8.3.14	Lay-up

de-activate or lay up a Vessel; or

8.3.15	Place of business

own or operate and will procure that no Security Party shall own or operate a place of business situate in England or the United States of America (save that the Lender acknowledges and agrees that the Corporate Guarantor is listed as a public limited company on NASDAQ); or

8.3.16	Share capital and distribution

declare or pay any dividends if an Event of Default has occurred and is continuing or would occur as a result of such declaration or payment or distribute any of its present or future assets, undertakings, rights or revenue;

8.3.17	Sharing of Earnings

permit there to be any agreement or arrangement whereby the Earnings of a Vessel may be shared or pooled howsoever with any other person except for customary profit sharing arrangements under a charterparty;

8.3.18	Lawful use

permit a Vessel to be employed:

i.

in any way or in any activity with a Restricted Person or in any Sanctions Restricted Jurisdiction or which is (i) unlawful under international law or the domestic laws of any relevant country or (ii) contrary to any Sanctions;

ii.	to the best of its knowledge, in carrying illicit or prohibited goods;

iii.	in a way which may make that Vessel liable to be condemned by a prize court or destroyed, seized or confiscated;

iv.	in any part of the world where there are hostilities (whether war has been declared or not), unless such employment has been notified to, and approved by, the relevant insurers of that Vessel; or

v.	to the best of its knowledge, in carrying contraband goods,

and the Borrowers shall procure that the persons responsible for the operation of such Vessel shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to that Vessel and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time;

8.3.19	FATCA

become a FATCA FFI or a US Tax Obligor and shall procure that no Security Party shall do so;

8.3.20	Sale or transfer of ownership of Vessel

sell, or otherwise transfer its ownership of, the Vessel owned by it.

9	Conditions

9.1	Availability of the Loan

The obligation of the Lender to make available the Loan is conditional upon:

9.1.1

the Lender, or its authorised representative, having received, not later than two (2) Banking Days before the day on which the Drawdown Notice is given, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Lender;

9.1.2

the Lender, or its authorised representative, having received, on or prior to the Drawdown Date, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender;

9.1.3

the representations and warranties contained in clause 7 being then true and correct as if each was made with respect to the facts and circumstances existing at such time and the same being unaffected by the drawdown of the Loan;

9.1.4	no Default having occurred and being continuing and there being no Default which would result from the lending of the Loan; and

9.1.5	nothing having occurred having a Material Adverse Effect in respect of any Borrower and/or the Shareholder and/or the Corporate Guarantor as at the relevant Drawdown Date.

9.2	Advance of the Loan

9.2.1

the obligation of the Lender to make available the Loan is conditional upon the Lender, or its authorised representative, having received, on or prior to the relevant Drawdown Date, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Lender.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

9.4	Further conditions precedent

Not later than five (5) Banking Days prior to a Drawdown Date the Lender may request and the Borrowers must, not later than two (2) Banking Days prior to such date, deliver to the Lender (at the Borrowers’ expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	Events of Default

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1

Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents to which it is a party at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Lender within three (3) Banking Days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2

Breach of Insurance and certain other obligations: a Borrower or, as the context may require, the Manager or any other person fails to obtain and/or maintain the Insurances for any of the Mortgaged Vessels or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of a Borrower or any other person or a Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clause 8 or clause 14; or

10.1.3

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within fifteen (15) days of the occurrence thereof; or

10.1.4

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.5

Cross-default: any Indebtedness of any Borrower or any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 is not paid when due (subject to applicable grace periods) or any Indebtedness of any Borrower or any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by a Borrower or the Corporate Guarantor of a voluntary right of prepayment), or any creditor of a Borrower or the Corporate Guarantor becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to a Borrower or the Corporate Guarantor relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned, and such Indebtedness of a Borrower or the Corporate Guarantor (as the case may be) is not paid within fourteen (14) Banking Days from the due date for payment; or

10.1.6

Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within fifteen (15) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within twenty (20) days; or

10.1.7

Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or has negative net worth (taking into account contingent liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or

10.1.8

Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party unless the Borrowers can demonstrate to the satisfaction of the Lender, by providing an opinion of leading counsel that such corporate action, Proceedings or other steps are frivolous, vexatious or an abuse of the process of the court or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or

10.1.9

Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party; or

10.1.10

Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any material part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any substantial part of the assets of any Security Party; or

10.1.11

Compositions: any corporate action, legal proceedings or other procedures or steps are taken or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or a substantial part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors (excluding always negotiations with holders of preferred shares); or

10.1.12

Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.11 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.13	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior consent of the Lender; or

10.1.14

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity and the same are not returned to the relevant Security Party within 45 days of such seizure, nationalisation, expropriation or compulsory acquisition; or

10.1.15

Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.16

Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.17	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.18

Encumbrances enforceable: any Encumbrance (other than Permitted Encumbrances) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.19

Arrest: a Mortgaged Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of such Mortgaged Vessel within a period of fifteen (15) days thereafter; or

10.1.20	Registration: the registration of any Mortgaged Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender; or

10.1.21

Unrest: the Flag State of a Vessel becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Owner of the Vessel registered in such Flag State shall have transferred its Vessel onto a new flag acceptable to the Lender within thirty (30) days of the Lender’s written request to the Borrowers to effect such transfer; or

10.1.22

Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Lender be expected to have a Material Adverse Effect (i) on the financial condition of any Security Party or the Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.23

P&I: an Owner or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Mortgaged Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Mortgaged Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.24

Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Lender, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents to which it is a party or (ii) the security created by any of the Security Documents or (iii) the value or nature of the financial condition of any Security Party (other than the Manager); or

10.1.25	Required Authorisations: to the extent it has not been waived, any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect;

10.1.26	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat Money Laundering; or

10.1.27

Management Agreement: a Management Agreement is terminated, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the prior consent of the Lender; or

10.1.28

Change of Ownership: there is any change in the immediate and/or ultimate legal and/or beneficial ownership or control of any of the shares of a Borrower or the Shareholder from that existing on the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this clause); or

10.1.29	Sanctions: a Security Party fails to comply with clauses 7.1.26 (Restricted Persons, unlawful activity), 7.1.27 (Sanctions) or 8.1.21 (Sanctions) of this Agreement.

10.2	Acceleration

The Lender may at any time after the occurrence of an Event of Default, and only while the same is continuing and has not been remedied or waived, by notice to the Borrowers declare that:

10.2.1	the obligation of the Lender to make its Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2

the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand Basis

If, under clause 10.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender shall by written notice to the Borrowers (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11	Indemnities

11.1	General indemnity

Each Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender's other rights under any of the Security Documents, against any loss (including loss of Applicable Margin) or expense (including, without limitation, Break Costs) which the Lender shall certify as sustained by it as a consequence of any Default, any prepayment of the Loan being made under clauses 4.3, 4.4, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; and/or the Loan not being made for any reason (excluding any default by the Lender) after the Drawdown Notice has been given.

11.2	Environmental indemnity

The Borrowers shall indemnify the Lender on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against the Lender which would not have been, or been capable of being, made or asserted against the Lender had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity

The Borrowers shall promptly indemnify the Lender on demand against any cost incurred or loss suffered by the Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to the Commitment and/or the Loan or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

12	Unlawfulness, increased costs and bail-in

12.1	Unlawfulness

If it is or becomes contrary to any law, directive or regulation for the Lender to contribute to the Loan or to maintain its Commitment or fund the Loan, the Lender shall promptly give notice to the Borrowers whereupon (a) the Loan and Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay the Loan either (i) forthwith (without premium or penalty) or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

Provided that if circumstances arise which would result in a notification under this clause 12.1 then, prior to giving such notice, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Security Documents to another office of the Lender not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

i.	have an adverse effect on its business, operations or financial condition; or

ii.	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

iii.	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1

subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Security Documents; and/or

12.2.4

reduce the Lender's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under any of the Security Documents; and/or

12.2.5	require the Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or

12.2.6

require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

i.	the Lender shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

ii.

the Borrowers shall on demand made at any time whether or not the Loan has been repaid, pay to the Lender the amount which the Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Exception

Nothing in clause 12. shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 6.6.

12.4	Contractual recognition of bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the parties to this Agreement, each such party acknowledges and accepts that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Security Documents may be subject to any applicable Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

i.	any applicable Bail-In Action in relation to any such liability, including (without limitation):

(a)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(b)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(c)	a cancellation of any such liability; and

ii.	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability

13	Application of moneys, set off, pro-rata payments and miscellaneous

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Lender’s discretion, shall be applied in the following manner:

13.1.1	first, in or towards payment, in such order as the Lender may decide, of any unpaid costs and expenses of the Lender under any of the Security Documents;

13.1.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Security Documents which remain unpaid;

13.1.3	thirdly, in or towards payment to the Lender of any accrued default interest owing pursuant to clause 3.4 but remains unpaid;

13.1.4	fourthly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

13.1.5	fifthly, in or towards payment to the Lender of any due but unpaid Repayment Instalments;

13.1.6	sixthly, in or towards payment to the Lender in application in repayment of the Loan in accordance with clause 4.6.2;

13.1.7

seventhly, in or towards payment for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may then be entitled to receive such surplus.

The order of application set out in clauses 13.1.1 to 13.1.8 may be varied by the Lender without any reference to, or consent or approval from, the Borrowers.

13.2	Set-off

13.2.1

Each Borrower irrevocably authorises the Lender (without prejudice to any of the Lender’s rights at law, in equity or otherwise), following the occurrence of an Event of Default which is continuing, and without notice to the Borrowers, to apply any credit balance to which any Borrower is then entitled standing upon any account of any Borrower with any branch of the Lender in or towards satisfaction of any sum due and payable from any Borrower to the Lender under any of the Security Documents. For this purpose, the Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.2.2

The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrowers forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

Each Borrower undertakes with the Lender that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of the Lender thereunder, are enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary for perfecting the security contemplated or constituted by the Security Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement, the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism or (v) any other circumstances whatsoever outside the Lender’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by all of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied, at the Lender’s request, by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	Accounts

14.1	General

Each Borrower undertakes with the Lender that it will ensure that:

14.1.1	it will on or before the Drawdown Date, open an Earnings Account in its name; and

14.1.2

all moneys payable to any Borrower in respect of the Earnings of its Mortgaged Vessel shall, unless and until the Lender directs to the contrary pursuant to the provisions of the relevant Mortgage, be paid to the Earnings Account in the name of that Borrower, Provided however that if any of the moneys paid to such Earnings Account are payable in a currency other than USD, they shall be paid to a sub-account of that Earnings Account denominated in such currency (except that if the relevant Borrower fails to open such a sub-account, the Lender shall then convert such moneys into USD at the Lender’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).

14.2	Earnings Account: withdrawals

Any sums standing to the credit of an Earnings Account may be applied by the Borrowers from time to time, subject to no Event of Default having occurred which is continuing unremedied and unwaived, in (i) making the payments required under this Agreement, (ii) the supply, crewing, management, maintenance, repair, insurance, operation and trading of the Mortgaged Vessels and (iii) payment of dividends to their shareholders annually.

14.3	Application of accounts

At any time after the occurrence of an Event of Default and while the same is continuing unwaived and unremedied, the Lender may, without prior notice to the Borrowers, apply all moneys then standing to the credit of the Earnings Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to Lender under the Security Documents at the time of such applications in the manner specified in clause 13.1. Following such application, the Lender shall give notice thereof to the Borrowers.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Lender and the Borrowers and their respective successors in title.

15.2	No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfer by Lender

The Lender may at any time (i) change its office through which the Loan is made available or (ii) cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred or assigned without the consent of the Borrowers to a wholly-owned banking subsidiary or associated company of the Lender or to any third party (in either case a “Transferee Lender”) provided always that any such Transferee Lender, by delivery of such undertaking as the Lender may approve, becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, relevant part of the Lender’s obligations under this Agreement the rights and equities of the Borrowers or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim.

15.4	Documenting transfers

If the Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, each Borrower undertakes, immediately on being requested to do so by the Lender and at the cost of the Transferee Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferee Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of the Lender’s interest in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests. For the avoidance of doubt there will be no expense for the Borrower in connection with an assignment or transfer, as provided in clauses 15.3 and 15.5

15.5	Sub-Participation

The Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, or notice to, the Borrowers. Any such sub-participation shall have no effect on the Lender’s rights under the Security Documents and shall not affect the Borrowers at all.

15.6	Disclosure of information

The Lender may disclose to a prospective assignee, transferee or to any other person (a “Prospective Assignee”) who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers and/or the other Security Parties as the Lender shall consider appropriate, but only if the Prospective assignee has first undertaken to the Borrowers to keep secret and confidential and, not without the prior written consent of the Borrowers, disclose to any third party, any of the information, reports or documents to be supplied by the Lender.

15.7	No additional costs

If at the time of, or immediately after, any assignment or transfer by the Lender of all or any part of its rights or benefits or obligations under this Agreement, or any change in the office through which it lends for the purposes of this Agreement, the Borrowers would be obliged to pay to the Lender or, as the case may be, the Transferee Lender under clause 3.5, 6.6 or clause 12.2 any sum in excess of the sum (if any) which it would have been obliged to pay to the Lender or the Transferor Lender, as the case may be, under the relevant clause in the absence of such assignment, transfer or change, the Borrowers shall not be obliged to pay that excess.

16	Notices and other matters

16.1	Notices

16.1.1

unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1

Subject to clause 16.2.2 and clause 16.2.5 notices to the Borrowers shall be deemed to have been given and shall take effect when received in full legible form by the Borrowers at the address and/or the fax number and/or email address appearing below (or at such other address or fax number and/or email address as the Borrowers may hereafter specify for such purpose to the Lender by notice in writing);

Address:   c/o Euroseas Ltd.

4 Messogiou & Evropis Street

151 24 Maroussi

Greece

Fax: +30 211 1804097

Attn: Anastasios Aslidis

Email: aha@euroseas.gr

16.2.2

notwithstanding the provisions of clause 16.2.1 or clause 16.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrowers shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrowers to the address or fax number or email address referred to in clause 16.2.1;

16.2.3

subject to clause 16.2.5, notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the fax number and/or email address appearing below (or at any such other address or fax number and/or email address as the Lender may hereafter specify for such purpose to the Borrowers in writing);

Address:          170 Alexandras Ave.

                         11521 Athens

                         Greece

                         Fax No. +30 210 3739783

                         Attention: The Manager

                         Email: Shipping@piraeusbank.gr

16.2.4

if under clause 16.2.1 or clause 16.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

16.3	Electronic Communication

16.3.1

Any communication to be made by and/or between the Lender and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:

i.	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

ii.	notify each other of any change to their electronic mail address or any other such information supplied by them.

16.3.2	Any electronic communication made by and/or between the Lender and the Security Parties or any of them will be effective only when actually received in readable form.

16.3.3	The Lender and the Borrowers further agree that information may be sent via email to (or from) third parties involved in the provision of services. In particular, the Borrowers are aware that:

i.	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

ii.	the information can be changed and manipulated by a third party;

iii.	the sender's identity (sender of the e-mail) can be assumed or otherwise manipulated;

iv.

the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

v.

the Lender assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrowers and any other Security Party due to interruptions and delays in transmission caused by technical problems.

16.3.4

The Lender is entitled to assume that all the orders and instructions, and communications in general, received from the Borrowers or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender. The Borrowers shall further procure that all third parties referred to herein agree with the use of emails and are aware of the above terms and conditions related to the use of email.

17	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

18	Jurisdiction

18.1	Exclusive Jurisdiction

For the benefit of the Lender, and subject to clause 18.4 below, each Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:

18.1.1

to settle any disputes or other matters whatsoever arising under or in connection with this Agreement or any non-contractual obligation arising out of or in connection with this Agreement and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

Each Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts. Without prejudice to any other mode of service each Borrower:

18.2.1

irrevocably empowers and appoints Messrs Shoreside Agents Ltd at present of 11 The Timber Yard, London N1 6ND, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrowers of service of process will not invalidate the proceedings concerned;

18.2.4

without prejudice to the effectiveness of service of process on its agent under clause 18.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 16.2; and

18.2.5

agrees that if the appointment of any person mentioned in clause 18.2.1 ceases to be effective, the Borrowers shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrowers in those circumstances to appoint such person by notice to the Borrowers.

18.3	Forum non conveniens and enforcement abroad

Each Borrower:

18.3.1

waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 18.1; and

18.3.2

agrees that a judgment or order of an English court in a dispute or other matter falling within clause 18.1 shall be conclusive and binding on the Borrowers and may be enforced against it in the courts of any other jurisdiction.

18.4	Right of Lender, but not the Borrowers, to bring proceedings in any other jurisdiction

18.4.1

Nothing in this clause 18 limits the right of the Lender to bring Proceedings, including third party proceedings, against the Borrowers or any of them, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;

18.4.2

the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

18.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.6, the jurisdiction agreement contained in this clause 18 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

18.6	Effect in relation to claims by and against non-parties

18.6.1

For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by the Lender pursuant thereto or which would, if brought by the Borrowers or any of them against the Lender, have been required to be brought in the English courts;

18.6.2

no Borrower shall bring or pursue any Foreign Proceedings against the Lender and each Borrower shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against the Lender;

18.6.3

if, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party (including but not limited to any shareholder of any Borrower) brings or pursues against the Lender any Foreign Proceedings, the Borrowers shall indemnify the Lender on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which the Lender certifies as having been incurred by it;

18.6.4

the Lender and the Borrowers hereby agree and declare that the benefit of this clause 18 shall extend to and may be enforced by any officer, employee, agent or business associate of the Lender against whom any Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of the Lender pursuant thereto or which, if it were brought against the Lender, would fall within the material scope of clause 18.1. In those circumstances this clause 18 shall be read and construed as if references to the Lender were references to such officer, employee, agent or business associate, as the case may be.

19	BORROWERS’ OBLIGATIONS

19.1	Joint and several

Regardless of any other provision in any of the Security Documents, all obligations and liabilities whatsoever of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it becomes a party notwithstanding that the other Borrowers may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against the other Borrowers, whether or not the deficiency is known to the Lender.

19.2	Borrowers as principal debtors

Each Borrower acknowledges that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of any of the Security Documents and agrees that the Lender may continue to treat it as such, whether or not the Lender is or becomes aware that such Borrower is or has become a surety for the other Borrowers.

19.3	Indemnity

The Borrowers undertake to keep the Lender fully indemnified on demand against all claims, damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of that Borrower which would have been the subject of this Agreement or any other Security Document had it been valid and enforceable and which is not or ceases to be valid and enforceable against the other Borrowers on any ground whatsoever, whether or not known to the Lender including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the other Borrowers (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

19.4	Liability unconditional

None of the obligations or liabilities of the Borrowers under any Security Document shall be discharged or reduced by reason of:

19.4.1

the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Borrower or any other person liable;

19.4.2

the Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Borrower or any other person liable; or

19.4.3	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

19.5	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any security or other means of payment now or hereafter held by or available to them for enforcing any of the Security Documents against any Borrower or any other person liable and no action taken or omitted by the Lender in connection with any such security or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under the Security Documents to which any of them is, or is to be, a party.

19.6	Waiver of Borrowers' rights

Each Borrower agrees with the Lender that, throughout the Facility Period, it will not, without the prior written consent of the Lender:

19.6.1	exercise any right of subrogation, reimbursement and indemnity against the other Borrowers or any other person liable under the Security Documents;

19.6.2

demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from the other Borrower or from any other person liable for such Indebtedness or demand or accept any guarantee against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

19.6.3	take any steps to enforce any right against the other Borrowers or any other person liable in respect of any such moneys; or

19.6.4

claim any set-off or counterclaim against the other Borrowers or any other person liable or claim or prove in competition with the Lender in the liquidation of the other Borrowers or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers or any other person liable or any security granted under any Security Document now or hereafter held by the Lender for any moneys owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Lender, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Lender and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Lender shall require

SCHEDULE 1
FORM OF DRAWDOWN NOTICE

To:         Piraeus Bank S.A.

170 Alexandras Ave.

11521 Athens

Greece

____ July 2033

Dear Sirs

Re:

Facility agreement dated ____ July 2023 in respect of a loan of up to USD40,000,000 (the “Facility Agreement”) made between (1) Antwerp Shipping Ltd, Busan Shipping Ltd, Keelung Shipping Ltd and Oakland Shipping Ltd as Borrowers and (2) Piraeus Bank S.A. as Lender

We refer to the Facility Agreement. Words and expressions whose meanings are defined therein shall have the same meanings when used herein.

We hereby give you notice that we wish to draw the sum of USD__________ on ____ July 2023 in respect of the Loan Facility and select a first Interest Period in respect of such drawing of ____ months.

The funds should be credited to the account of __________________________ and numbered ___________________________________ with the Lender.

We confirm that:

(a)	no Default has occurred and is continuing;

(b)	the representations and warranties contained in clause 7 of the Facility Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)

the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded;

(d)

there has been no material adverse change in our financial position or in the consolidated financial position of the Borrowers, the Shareholder or the Corporate Guarantor from that described by us to the Lender in the negotiation of the Facility Agreement and/or in any documents or statements already delivered to the Lender in connection therewith;

(e)	there are no Required Authorisations;

(f)	there has occurred nothing which would have a Material Adverse Effect; and

(g)

no part of the proceeds of the Loan shall be used for the purpose of acquiring shares in the share capital of the Lender or other banks and/or financial institutions or acquiring hybrid capital debentures (τίτλους υβριδικών κεφαλαίων) of the Lender or other banks and/or financial institutions.

(h)	[the Lender, shall by debiting the Earnings Account of [Borrower], deduct from the Loan proceeds any amount of the fees referred to in Clause 5.1 of the Facility Agreement which is due and payable.]

By	………………………………..
Authorised Signatory
ANTWERP SHIPPING LTD
BUSAN SHIPPING LTD
KEELUNG SHIPPING LTD
OAKLAND SHIPPING LTD

SCHEDULE 2
CONDITIONS PRECEDENT

Part 1

(referred to in clause 9.1)

(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;

(b)	Corporate authorities

(i)

Certified Copies of resolutions of the directors of each Security Party and shareholders of each Borrower approving such of the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party, as having been duly passed at a duly adopted by the directors and shareholders of such Security Party and not having been amended, modified or revoked and being in full force and effect; and

(ii)	an original of any power of attorney issued by each Security Party pursuant to such resolutions;

(c)	Required Authorisations

a certificate (dated no earlier than 5 Banking Days prior to the Drawdown Date) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate and Certified Copies of which as duly executed (including any conditions and/or documents ancillary thereto) are appended thereto.

(d)	Certificate of incumbency

a list of directors, shareholders and officers of each Security Party specifying the names and positions of such persons, certified by an officer of the relevant Security Party to be true, complete and up to date;

(e)	Shareholders

evidence acceptable to the Lender that all of the issued shares of and in each Borrower are issued in registered form and legally owned by the Shareholder and ultimately beneficially owned and controlled by the Corporate Guarantor;

(f)	Security Documents

the Corporate Guarantee, the Earnings Account Pledges, the Pledged Deposit Account Pledge and the Shares Pledges duly executed and delivered, and all documents to be executed and delivered thereunder;

(g)	Declaration of compliance / “know your customer”

written confirmation (in a form acceptable to the Lender) that:

i.

each Borrower has complied at all times and in all respects with (i) any relevant employment legislation and employment regulations applicable to it, (ii) all documentation required by the Lender in relation to the Lender’s “know your customer” requirements and (iii) all documentation required by the Lender for the opening of its Earnings Account with the Lender; and

ii.	the Guarantor and the Shareholder have complied at all times and in all respects with all documentation required by the Lender in relation to the Lender’s “know your customer” requirements; and

(h)	Bank accounts

evidence that:

(i)	the Earnings Accounts have been opened by the Borrowers and duly completed mandates in relation thereto have been delivered to the Lender;

(ii)	the Safekeeping Securities Account has been opened by the Shareholder, and duly completed mandates in relation thereto have been delivered to the Lender; and

(iii)

all mandate forms and other legal documents required for the opening of an account under any applicable law, such as the account for the securitization of the Shares Pledges, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender;

(i)	Existing Loan Agreements

evidence acceptable to the Lender that upon drawdown all sums outstanding under the Existing Loan Agreement will be paid in full, the existing mortgages over the Vessels will be discharged, the securities relevant to the Existing Loan Agreements will be released and a deed of release will be issued in respect thereof;

(j)	process agent

a letter from the agent for receipt of service of proceedings referred to in clause 18.2.1 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the agent for any Security Party.

SCHEDULE 2

Part 2

(a)	Copies of Underlying Documents

a Certified Copy of the Management Agreement, any Extended Employment Contract and all ISM Code Documentation for the relevant Vessel;

(b)	Evidence satisfactory to the Lender that each Vessel:

i.	Registration and Encumbrances

is registered in the name of the relevant Owner through the relevant Registry and that such Vessel, her Earnings, Insurances and Requisition Compensation are free of Encumbrances except Permitted Encumbrances (such evidence to include relevant certificates issued by the relevant Flag State and results of searches carried out against the said Registry by the Lender or its lawyers);

ii.	Classification

maintains the Classification free of all overdue recommendations and requirements of the Classification Society affecting the Classification;

iii.	Insurance

is insured in accordance with the provisions of the relevant Ship Security Documents and all requirements of such Ship Security Documents in respect of such insurance have been complied with (including without limitation, receipt by the Lender of customary brokers’ letters of undertaking regarding the placing of hull and machinery and war risks cover and confirmation from the protection and indemnity association or other insurer with which such Vessel is, or is to be, entered for insurance or insured against protection and indemnity risks, that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to such Vessel ); and

iv.	Management

is managed by the Manager on terms in all material respects acceptable to the Lender;

(c)	Security Documents

the Mortgage, the General Assignment, any Charter Assignment in respect of any existing Extended Employment Contract duly executed by each relevant Borrower and the Manager’s Undertaking in respect of each Vessel duly executed and delivered by the Manager;

(d)	Notices of assignment and acknowledgements

counterpart originals of duly executed notices of assignment and acknowledgments (where relevant) required by the terms of the Security Documents referred to in (c) above in the forms prescribed by those Security Documents and any other documents required to be delivered pursuant thereto;

(e)	Mortgage registration

evidence that each Mortgage has been duly registered against the relevant Vessel in accordance with the laws of the relevant Registry;

(j)	Laws of Liberia: opinion

an opinion of Messrs Ince & Co., special legal advisers to the Lender on the laws of Liberia;

(k)	Laws of Marshall Islands: opinion

an opinion of Messrs Ince & Co., special legal advisers to the Lender on the laws of Marshall Islands;

(l)	Laws of Cyprus: opinion

an opinion of Messrs Ince & Co., special legal advisers to the Lender on the laws of Cyprus;

(m)	ISPS Code

evidence satisfactory to the Lender that each Vessel is subject to a ship security plan which complies with the ISPS Code and a copy of the ISSC for each Vessel;

(n)	DOC and Application for SMC

Certified Copies of the DOC, ISSC, (if applicable) IAPP and EIAPP Certificates in respect of each Vessel and a Certified Copy of the SMC therefor and evidence that each Vessel and the Manager are in compliance with the ISM Code;

(o)	Additional Vessels’ Certificates

Certified Copies of Classification Certificate, Safety Radio Equipment Certificate, Safety Equipment Certificate, International Oil Pollution Prevention Certificate, International Loadline Certificate, Safety Construction Certificate, International Tonnage Certificate, Minimum Safety Manning Certificate and Continuous Synopsis Record for each Vessel;

(p)	Lightweight

evidence satisfactory to the Lender of the Lightweight tonnage of each Vessel;

(q)	Manager’s confirmation

written confirmation addressed by the Manager to the Lender that the representations and warranties set out in clause 7.1.22 (Environmental Matters) and clause 7.1.23 (ISM Code) are true and correct;

(r)	Insurance Report

a written report from a maritime insurance consultant or broker acceptable to the Lender in a form and content acceptable to the Lender (at the cost of the Borrowers) in respect of the insurances on each Vessel which report shall certify that such insurances are placed through or with insurance brokers and clubs, in amounts, covering risks and on terms acceptable to the Lender and that the same are in accordance with the terms of the relevant Mortgage in respect of the relevant Vessel;

(s)	Valuation

a satisfactory, in the opinion of the Lender, Valuation Amount (at the cost of the Borrowers) of the relevant Vessel addressed to the Lender from an Approved Broker dated no more than 15 days before the Drawdown Date;

(t)	Fees

evidence that all fees due and payable have been paid in full;

(u)	Material Adverse Effect

the Lender is satisfied that there has occurred nothing which would have a Material Adverse Effect, including in respect of the Manager;

(v)	MII and MAP Policy premium

evidence that the Borrowers have reimbursed the Lender in the amount of the first annual premium or, as the case may be, any additional premium for the MII and MAP Policy; and

(w)	Further conditions precedent

such further evidence or opinions as may reasonably be required by the Lender.

SCHEDULE 3
FORM OF COMPLIANCE CERTIFICATE

To:         Piraeus Bank S.A.

              170 Alexandras Ave.

              11521 Athens

              Greece

From:    Euroseas Ltd.

Date [                  ]

Dear Sirs

Facility agreement dated ____ July 2023 in respect of a loan of up to USD40,000,000 (the “Facility Agreement”) made between (1) Antwerp Shipping Ltd, Busan Shipping Ltd, Keelung Shipping Ltd and Oakland Shipping Ltd as joint and several Borrowers and (2) Piraeus Bank S.A. as Lender

We refer to the Facility Agreement. Words and expressions whose meanings are defined in the Facility Agreement shall have the same meanings when used herein.

We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:

1.

all the Borrowers’ financial covenants in the Facility Agreement set out in clause 8 are being fully complied with, and, in particular, by reference to the latest audited financial statements, management accounts and all other current relevant information available to us:

iii.	the Net Worth of the Group is USD [ ];

iv.	the Total Liabilities are USD [ ] and the Total Assets (adjusted for market values of vessels calculated in accordance with clause 8.2.5(i)) are USD [ ]; and

v.	the Total Liabilities divided by the Total Assets (each net of cash balance) (adjusted for market values of vessels calculated in accordance with clause 8.2.5(i)) is [ ]%;

2.	no Default has occurred which is continuing;

3.

the representations set out in clause 7 of the Facility Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.

[State any exceptions/qualifications to the above statements]

Yours faithfully

Euroseas Ltd.

By________________________

Chief Financial Officer: Euroseas Ltd.

SCHEDULE EXECUTION PAGE

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED by                                                        )

attorney-in-fact for and on behalf of                  )

ANTWERP SHIPPING LTD                          )            ..../s/ Stefania Karmiri............................

                                                      )            Attorney-in-fact

SIGNED by                                                        )

attorney-in-fact for and on behalf of                  )

BUSAN SHIPPING LTD                                 )            ..../s/ Stefania Karmiri............................

                                                      )            Attorney-in-fact

SIGNED by                                                        )

attorney-in-fact for and on behalf of                  )

KEELUNG SHIPPING LTD                          )            ..../s/ Stefania Karmiri............................

                                                      )            Attorney-in-fact

SIGNED by                                                        )

attorney-in-fact for and on behalf of                  )

OAKLAND SHIPPING LTD                          )            ..../s/ Stefania Karmiri............................

                                                      )            Attorney-in-fact

SIGNED by                                                        )

and by                                                                 )

for and on behalf of                                            )

PIRAEUS BANK S.A.                                      ) /s/ Olga Voutsa…./s/ Charalampos Birlis.……

Witness to all the above signatures                    )

Name:                                                                 ) /s/ Anna Maria Matsa

Address: